Leonardo DRS Announces Financial Results for
Fourth Quarter and Fiscal Year 2022

•Revenue: $820 million for the fourth quarter and $2.7 billion for the year
•Net Earnings: $65 million for the fourth quarter and $405 million for the year
•Adjusted EBITDA: $120 million for the fourth quarter and $318 million for the year
•Diluted EPS: $0.28 for the fourth quarter and $1.88 for the year
•Adjusted Diluted EPS: $0.35 for the fourth quarter and $0.83 for the year
•Bookings: $852 million for the fourth quarter and $3.2 billion for the year (book-to-bill ratio of 1.2)
•Backlog: A record $4.3 billion, up 49% as result of a multi-boat Columbia Class electric power and propulsion contract
•Initiates solid 2023 guidance

ARLINGTON, Va., (BUSINESS WIRE) March 28, 2023 — Leonardo DRS (Nasdaq and TASE: DRS), a leading provider of advanced defense technologies, today reported financial results for the fourth quarter and year ended December 31, 2022.

CEO Commentary
“2022 was a transformative year for Leonardo DRS. We executed on several strategic actions to strengthen our position in core technology markets. The team delivered solid results in a dynamic operating environment particularly with respect to a challenging supply chain, persisting inflation and tight labor availability. We continue to see strong demand for our innovative technologies and differentiated capabilities providing a path for long-term growth acceleration. In 2023, our steadfast focus is on operational execution to meet our commitments and deliver value for our customers and shareholders,” said Bill Lynn, Chairman and CEO of Leonardo DRS.

Summary Financial Results

(In millions, except per share amounts)	Fourth Quarter			Full Year
	2022	2021	Change	2022	2021	Change
Revenues	$820	$820	—%	$2,693	$2,879	(6%)

Net Earnings	$65	$58	12%	$405	$154	163%
Diluted WASO	229.045	210.445		215.133	210.445
Diluted Earnings Per Share (EPS)	$0.28	$0.28	3%	$1.88	$0.73	157%

Non-GAAP Financial Measures (1)
Adjusted EBITDA	$120	$100	21%	$318	$310	3%
Adjusted EBITDA Margin	14.7%	12.1%	260 bps	11.8%	10.8%	100 bps

Adjusted Net Earnings (2)	$81	$63	28%	$179	$174	3%
Adjusted Diluted EPS (2)	$0.35	$0.30	17%	$0.83	$0.83	1%

(1) Information about the company’s use of non-GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with U.S. GAAP, is provided under "Non-GAAP Financial Measures."

(2) The company changed its definitions for adjusted net earnings and adjusted diluted EPS from its latest form 10-Q filing. The revised methodology now mirrors the same adjustments made to adjusted EBITDA with the exception of interest, taxes and depreciation and now is also tax effecting all adjustments made to adjusted net earnings and adjusted diluted EPS. Supplemental quarterly 2022 data for both metrics have been included in the “Non-GAAP Financial Measures” section for reference.

Revenues for the quarter were flat as greater demand in our Advanced Sensing and Computing (ASC) segment outweighed reductions in our Integrated Mission Systems (IMS) segment. For the year, revenues declined largely due to the contribution differences resulting from the timing and relative size of our divestiture of our Global Enterprise Solutions (GES) business versus our acquisition of RADA Electronic Industries (RADA) (collectively referred to as the “net divestiture impact”) as well as the supply chain disruptions that continued to limit the availability and delivery lead times of electronic components.

Adjusted EBITDA growth and adjusted EBITDA margin expansion for the quarter and full year were driven by improved program performance, the strength of which was partly offset by unfavorable volume, inflation and the net divestiture impact.

For the quarter, strong operating performance and a favorable tax rate drove net earnings growth. The gain on the divestitures of GES and our Advanced Acoustic Concepts Joint Venture positively impacted net earnings and diluted earnings per share for the year. The increase in adjusted net earnings for the quarter and year were driven by solid operating performance. Additionally, the increase in share count resulting from our all-stock merger with RADA was a headwind to the year-over-year comparisons for diluted EPS and for adjusted diluted EPS.

Cash Flow, Balance Sheet and Strategic Actions
Net cash flow provided by operating activities was $279 million for the fourth quarter and $33 million for the full year. For both the quarter and full year, both cash outflows for tax payments on disposals and payments related to our M&A activities have been recorded in operating activities, while the related cash inflows from the proceeds from sales of businesses are categorized in investing activities and the subsequent dividend of net proceeds issued to US Holdings is shown in financing activities.

Consistent with the historical patterns of the business, the company generated strong free cash flow in the fourth quarter of $336 million. Full year free cash flow was $74 million, which was hampered by supply chain disruptions that led to less working capital efficiency.

In conjunction with the company’s public listing in November 2022, it entered into a $500 million credit agreement comprised of a $225 million five-year term loan A facility and a five-year $275 million revolving credit facility. At year end, the balance sheet had $306 million of cash and $225 million of outstanding borrowings under its credit facility, which still leaves the company with ample financial capacity to deploy capital for growth, while maintaining a strong balance sheet.

During the fiscal year, Leonardo DRS completed two divestitures and a strategic acquisition to reshape the future growth trajectory of the company. On November 28, 2022, the company completed its all-stock combination with RADA. On August 1, 2022, the company completed its divestiture of its Global Enterprise Solutions business to SES Government Solutions for $427 million (net of working capital adjustments). On July 8, 2022, the company completed its divestiture of its 51% stake in the Advanced Acoustic Concepts Joint Venture to Thales Defense & Security for $56 million. The company issued a dividend for the net divestiture proceeds to its sole shareholder (at the time) in the third quarter of 2022.

Bookings and Backlog

(Dollars in millions)	Fourth Quarter		Full Year
	2022	2021	2022	2021
Bookings	$852	$676	$3,156	$2,595
Book-to-Bill	1.0x	0.8x	1.2x	0.9x
Backlog	$4,269	$2,861	$4,269	$2,861

The company received $852 million in new funded awards during the quarter and $3.2 billion for the year. Strong bookings were driven by the increased demand for the company’s solutions across its four key technology areas of advanced sensing, network computing, force protection and electric power and propulsion. As a result of the strong bookings across the company and the multi-boat contract for our Columbia Class electric power and propulsion system valued at approximately $1 billion, backlog increased by 49% to a record $4.3 billion.

Segment Results
Advanced Sensing and Computing (“ASC”) Segment

(Dollars in millions)	Fourth Quarter			Full Year
	2022	2021	Change	2022	2021	Change
Revenues	$485	$452	7%	$1,733	$1,940	(11%)
Adjusted EBITDA	$74	$49	50%	$199	$220	(10%)
Adjusted EBITDA Margin	15.3%	10.9%	440 bps	11.5%	11.3%	20 bps
Bookings	$402	$332		$1,975	$1,691
Book-to-Bill	0.8x	0.7x		1.1x	0.9x

Fourth quarter ASC revenues were up despite the unfavorable net divestiture impact due to increased demand for our sensing capabilities and a stabilization in the timing of electronic component availability. Full year revenues in the segment declined due to the net divestiture headwind as well as the continued impact of supply chain disruptions.

In the fourth quarter, Adjusted EBITDA and adjusted EBITDA margins increased with improved program efficiencies and better volumes as the primary driving factors. For the full year, adjusted EBITDA declined on lower volumes driven but program efficiencies helped drive a slight increase in adjusted EBITDA margins.

The increased demand for advanced battle management systems, ground vehicle sensing and dismounted sensing systems drove growth in bookings for ASC in the quarter and the full year.

Integrated Mission Systems (“IMS”) Segment

(Dollars in millions)	Fourth Quarter			Full Year
	2022	2021	Change	2022	2021	Change
Revenues	$349	$375	(7%)	$983	$959	3%
Adjusted EBITDA	$46	$51	(10%)	$119	$90	32%
Adjusted EBITDA Margin	13.2%	13.6%	(40) bps	12.1%	9.4%	270 bps
Bookings	$450	$344		$1,181	$904
Book-to-Bill	1.3x	0.9x		1.2x	0.9x

Program delays slipped revenue into Q4 2021, elevating the prior period and made for a tough compare. Revenues for the full year increased due to greater contribution from electric power and propulsion and force protection programs.

Adjusted EBITDA and adjusted EBITDA margin declined in the quarter due to lower volume. For the full year, adjusted EBITDA was up and adjusted EBITDA margins expanded due to stronger program execution efficiency and slightly better volume.

The positive momentum in shipbuilding is adding to our electric power and propulsion programs and increased demand related to C-UAS and air defense systems drove IMS segment bookings for the quarter and year.

2023 Guidance
Leonardo DRS is initiating 2023 guidance as specified in the table below:

Measure	2023 Guidance
Revenue	$2.7 billion - $2.8 billion
Adjusted EBITDA	$315 million - $330 million
Adjusted Diluted EPS	$0.64 - $0.69

The company does not provide a reconciliation of forward-looking adjusted EBITDA and adjusted diluted EPS, due to inherent difficulty in forecasting and quantifying the adjustments that are necessary to calculate such non-GAAP measures without unreasonable efforts. Material changes to any one of these items could have a significant effect on future GAAP results.

Conference Call
Leonardo DRS management will host a conference call beginning at 10:30 a.m. ET on March 28, 2023 to discuss the financial results for its fourth quarter and fiscal year 2022.

A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leonardo DRS Investor Relations website (https://investors.leonardodrs.com).

A replay of the conference call will be available on the Leonardo DRS website approximately 2 hours after the conclusion of the conference call.

About Leonardo DRS
Headquartered in Arlington, VA, Leonardo DRS, Inc. is an innovative and agile provider of advanced defense technology to U.S. national security customers and allies around the world. We specialize in the design, development and manufacture of advanced sensing, network computing, force protection, and electric power and propulsion, and other leading mission-critical technologies. Our innovative people are leading the way in developing disruptive technologies for autonomous, dynamic, interconnected, and multi-domain capabilities to defend against new and emerging threats. For more information and to learn more about our full range of capabilities, visit www.LeonardoDRS.com.

Leonardo DRS Contacts

Investors	Media
Steve Vather	Michael Mount
VP, Investor Relations & Corporate Finance	VP, Communications & Public Affairs
+1 703 409 2906	+1 571 447 4624
stephen.vather@drs.com	mmount@drs.com

Forward-Looking Statements
In this press release, when using the terms the “company”, “DRS”, “we”, “us” and “our,” unless otherwise indicated or the context otherwise requires, we are referring to Leonardo DRS, Inc. This press release contains forward-looking statements and cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “strives,” “targets,” “projects,” “guidance,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial goals, financial position, results of operations, cash flows, prospects, strategies or expectations, and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if future performance and outcomes are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: disruptions or deteriorations in our relationship with the relevant agencies of the U.S. government, as well as any failure to pass routine audits or otherwise comply with governmental requirements including those related to security clearance or procurement rules, including the False Claims Act; significant delays or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly; any failure to comply with the proxy agreement with the U.S. Department of Defense (the “DoD”); failure to properly contain a global pandemic in a timely manner could materially affect how we and our business partners operate; the effect of inflation on our supply chain and/or our labor costs; our mix of fixed-price, cost-plus and time-and-material type contracts and any resulting impact on our cash flows due to cost overruns; failure to properly comply with various covenants of the agreements governing our debt could negatively impact our business; our dependence on U.S. government contracts, which often are only partially funded and are subject to immediate termination, some of which are classified, and the concentration of our customer base in the U.S. defense industry; our use of estimates in pricing and accounting for many of our programs that are inherently uncertain and which may not prove to be accurate; our ability to realize the full value of our backlog; our ability to predict future capital needs or to obtain additional financing if we need it; our ability to respond to the rapid technological changes in the markets in which we compete; the effect of global and regional economic downturns and rising interest rates; our ability to meet the requirements of being a public company; our ability to maintain an effective system of internal control over financial reporting; our inability to appropriately manage our inventory; our inability to fully realize the value of our total estimated contract value or bookings; our ability to compete efficiently, including due to U.S. government organizational conflict of interest rules which may limit new contract opportunities or require us to wind down existing contracts; our relationships with other industry participants, including any contractual disputes or the inability of our key suppliers to timely deliver our components, parts or services; preferences for set-asides for minority-owned, small and small disadvantaged businesses could impact our ability to be a prime contractor; any failure to meet our contractual obligations including due to potential impacts to our business from supply chain risks, such as longer lead times and shortages of electronics and other components; any security breach, including any cyber-attack, cyber intrusion, insider threat, or other significant disruption of our IT networks and related systems as well as any act of terrorism or other threat to our physical security and personnel; our ability to fully exploit or obtain patents or other intellectual property protections necessary to secure our proprietary technology, including our ability to avoid infringing upon the intellectual property of third parties or prevent third parties from infringing upon our own intellectual property; the conduct of our employees, agents, affiliates, subcontractors, suppliers, business partners or joint ventures in which we participate which may impact our reputation and ability to do business; our compliance with environmental laws and regulations, and any environmental liabilities that may affect our reputation or financial position; the outcome of litigation, arbitration, investigations, claims, disputes, enforcement actions and other legal proceedings in which we are involved; various geopolitical and economic factors, laws and regulations including the Foreign Corrupt Practices Act (“FCPA”), the Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”), and those that we are exposed to as a result of our international business; our ability to obtain export licenses necessary to conduct certain operations abroad, including any attempts by Congress to prevent proposed sales to certain foreign governments; our ability to attract and retain technical and other key personnel; the occurrence of prolonged work stoppages; the unavailability or inadequacy of our insurance coverage, customer indemnifications or other liability protections to cover all of our significant risks or to pay for material losses we incur; future changes in U.S. tax laws and regulations or interpretations thereof; certain limitations on our ability to use our net operating losses to offset future taxable income; termination of our leases or our inability to renew our leases on acceptable terms; changes in estimates used in accounting for our pension plans, including in respect of the funding status thereof; changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired; adverse consequences from any acquisitions such as operating difficulties, dilution and other harmful consequences or any modification, delay or prevention of any future acquisition or investment activity by the Committee on Foreign Investment in the United States (“CFIUS”); natural disasters or other significant disruptions; or any conflict of interest that may arise because Leonardo US Holding, LLC (“US Holding”), our majority stockholder, or Leonardo S.p.A., our ultimate majority stockholder, may have interests that are different from, or conflict with, those of our other stockholders, including as a result of any ongoing business relationships Leonardo S.p.A. may have with us, and their significant ownership in us may discourage change of control transactions (our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to Leonardo S.p.A); or our obligations to provide certain services to Leonardo S.p.A., which may divert human and financial resources from our business.

You should read this press release completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this filing, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Other risks, uncertainties and factors, including those discussed in our latest SEC filings under “Risk Factors” of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the investor relations section of our website https://www.leonardodrs.com, could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read carefully the discussion of these factors to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Consolidated Statement of Earnings (Unaudited)

(Dollars in millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues
Products	$773	$767	$2,443	$2,505
Services	47	53	250	374
Total revenues	820	820	2,693	2,879
Cost of revenues
Products	(600)	(642)	(1,928)	(2,067)
Services	(36)	(25)	(190)	(265)
Total cost of revenues	(636)	(667)	(2,118)	(2,332)
Gross profit	184	153	575	547
General and administrative expenses	(96)	(68)	(357)	(293)
Amortization of intangibles	(3)	(2)	(10)	(9)
Other operating income (expenses), net	2	(2)	353	(9)
Operating earnings	87	81	561	236
Interest expense	(7)	(8)	(34)	(35)
Other, net	(2)	—	(2)	(1)
Earnings before taxes	78	73	525	200
Income tax provision	13	15	120	46
Net earnings	$65	$58	$405	$154

Net earnings per share from common stock
Basic earnings per share:	$0.28	$0.28	$1.88	$0.73
Diluted earnings per share:	$0.28	$0.28	$1.88	$0.73

Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$306	$240
Accounts receivable, net	166	156
Contract assets	872	743
Inventories	319	205
Related party note receivable	—	—
Prepaid expenses	20	23
Other current assets	24	22
Total current assets	1,707	1,389
Noncurrent assets:
Property plant and equipment, net	404	364
Intangible assets, net	172	52
Goodwill	1,236	1,071
Deferred tax assets	66	56
Other noncurrent assets	92	137
Total noncurrent assets	1,970	1,680
Total assets	$3,677	$3,069
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$29	$41
Accounts payable	457	479
Contract liabilities	233	174
Other current liabilities	323	295
Total current liabilities	1,042	989
Noncurrent liabilities:
Long-term debt	365	352
Pension and other postretirement benefit plan liabilities	45	61
Other noncurrent liabilities	98	74
Total noncurrent liabilities	$508	$487
Shareholders' equity
Preferred stock, $0.01 par value: 10,000,000 shares authorized; none issued	$—	$—
Common stock, $0.01 par value: 350,000,000 shares authorized; 260,234,033 shares issued and outstanding	3	2
Additional paid-in capital	5,147	4,632
Accumulated deficit	(2,974)	(2,983)
Accumulated other comprehensive loss	(49)	(58)
Total shareholders' equity	2,127	1,593
Total liabilities and shareholders' equity	$3,677	$3,069

Consolidated Statement of Cash Flows (Unaudited)

(Dollars in millions)	Year Ended
	December 31,
	2022	2021
Operating activities
Net earnings	$405	$154
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	65	58
Deferred income taxes	(6)	31
Gain from divestitures	(354)	—
Other	5	—
Changes in assets and liabilities:
Accounts receivable	(1)	(54)
Contract assets	(134)	(71)
Inventories	(33)	42
Prepaid expenses	(1)	10
Other current assets	3	12
Other noncurrent assets	24	19
Defined benefit obligations	(4)	(13)
Other current liabilities	14	28
Other noncurrent liabilities	(8)	(36)
Accounts payable	(14)	1
Contract liabilities	72	(3)
Net cash provided by operating activities	33	178
Investing activities
Capital expenditures	(65)	(60)
Business acquisitions, net of cash acquired	19	(14)
Proceeds from sales of assets	—	—
Proceeds from sales of businesses	482	—
Net repayments received (advances) on related party note receivable	—	115
Cost method investment	—	(2)
Net cash provided by (used in) investing activities	436	39
Financing activities
Net (decrease) increase in third party borrowings (maturities of 90 days or less)	(8)	(18)
Repayment of third party debt	—	—
Borrowings of third party debt	223	—
Repayment of related party debt	(992)	(950)
Borrowings from related parties	775	930
Dividend to US Holding	(396)	—
Dividend from investment	3	—
Other	(8)	—
Net cash used in financing activities	(403)	(38)
Effect of exchange rate changes on cash and cash equivalents	—	—
Net increase (decrease) in cash and cash equivalents	66	179
Cash and cash equivalents at beginning of year	240	61
Cash and cash equivalents at end of year	$306	$240

Non-GAAP Financial Measures (Unaudited)
In addition to the results reported in accordance with U.S. GAAP included throughout this document, the company has provided information regarding “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Earnings,” “Adjusted Diluted Earnings Per Share,” and “Free Cash Flow” (each, a non-GAAP financial measure).

We believe the non-GAAP financial measures presented in this document will help investors understand our financial condition and operating results and assess our future prospects. We believe these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with our GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

We recognize that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S. GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.

We define these non-GAAP financial measures as follows:

Adjusted EBITDA and Adjusted EBITDA Margin are defined as net earnings before income taxes, interest expense, amortization of acquired intangible assets, depreciation, deal related transaction costs, restructuring costs, other non-operating expense (which includes non-service pension expense, COVID-19 response costs and foreign exchange impacts) and gain on sale of dispositions, then in the case of adjusted EBITDA margin dividing adjusted EBITDA by revenues.

(Dollars in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net earnings	$65	$58	$405	$154
Income tax provision	13	15	120	46
Interest expense	7	8	34	35
Amortization of intangibles	3	2	10	9
Depreciation	14	12	55	49
Deal related transaction costs	17	1	43	5
Restructuring costs	3	5	3	5
Other non-operating expense	2	(1)	2	7
Gain on sale of dispositions	(4)	—	(354)	—
Adjusted EBITDA	$120	$100	$318	$310
Adjusted EBITDA Margin	14.7%	12.1%	11.8%	10.8%

Adjusted Net Earnings and Adjusted Diluted EPS are defined as net earnings excluding amortization of acquired intangible assets, deal related transaction costs, restructuring costs, other non-operating expense (which includes non-service pension expense, COVID-19 response costs, foreign exchange impacts), gain on sale of dispositions (net of taxes) and the related tax impact from net earnings, then in the case of adjusted diluted EPS dividing adjusted net earnings by the diluted weighted average shares outstanding.

(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net earnings	$65	$58	$405	$154
Amortization of intangibles	3	2	10	9
Deal related transaction costs	17	1	43	5
Restructuring costs	3	5	3	5
Other non-operating expense	2	(1)	2	7
Gain on sale of dispositions, net of taxes	(5)	—	(275)	—
Tax effect of adjustments (1)	(4)	(2)	(9)	(6)
Adjusted Net Earnings	$81	$63	$179	$174

Per share information
Diluted weighted average common shares	229.045	210.445	215.133	210.445

Diluted earnings per share	$0.28	$0.28	$1.88	$0.73
Adjusted Diluted EPS	$0.35	$0.30	$0.83	$0.83

(In millions, except per share amounts)	2022 (Three Months Ended)
	Mar 31	Jun 30	Sep 30	Dec 31
	Q1	Q2	Q3	Q4
Net earnings	$36	$25	$279	$65
Amortization of intangibles	2	2	3	3
Deal related transaction costs	2	8	16	17
Restructuring costs	—	—	—	3
Other non-operating expense	—	1	(1)	2
Gain on sale of dispositions, net of taxes	—	—	(270)	(5)
Tax effect of adjustments (1)	(1)	(2)	(2)	(4)
Adjusted Net Earnings	$39	$34	$25	$81

Per share information
Diluted weighted average common shares	210.445	210.445	210.445	229.045

Diluted earnings per share	$0.17	$0.12	$1.33	$0.28
Adjusted Diluted EPS	$0.19	$0.16	$0.12	$0.35

(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

Free Cash Flow is defined as the sum of the cash flows provided by (used in) operating activities, transaction related expenditures (net of tax), tax payments on disposals, capital expenditures, proceeds from sale of assets and dividends from investments.

(Dollars in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$279	$289	$33	$178
Transaction related expenditures, net of tax	6	—	25	4
Tax payments on disposals	78	—	78	—
Capital expenditures	(30)	(18)	(65)	(60)
Proceeds from sales of assets	—	—	—	—
Dividends from investments	3	—	3	—
Free Cash Flow	$336	$271	$74	$122